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                                                                      Exhibit 23




                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Palmer Wireless, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-99170 and 33-99172) on Form S-8 of Palmer Wireless, Inc. of our report dated January 30, 1997, except for note 10 which is as of February 1, 1997, relating to the consolidated balance sheets of Palmer Wireless, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Form 10-K of Palmer Wireless, Inc.



                                                           KPMG Peat Marwick LLP

Des Moines, Iowa
March 28, 1997